Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

APRIL 24, 2014

CHESAPEAKE ENERGY CORPORATION ANNOUNCES

THE CLOSING OF $3.0 BILLION SENIOR NOTES OFFERING AND

EARLY TENDER RESULTS AND EARLY SETTLEMENT FOR ITS CASH TENDER OFFER

OKLAHOMA CITY, OKLAHOMA, April 24, 2014 – Chesapeake Energy Corporation (NYSE:CHK) today announced the early tender results for its previously announced cash tender offer (the “Tender Offer”) for any and all of its 9.50% Senior Notes due 2015 (the “Notes”).

Chesapeake also announced today that it had completed an offering of $3.0 billion in principal amount of its senior notes, which was a condition to its obligation to accept for purchase and to pay for any Notes in the Tender Offer. Subject to the terms and conditions set forth in the Offer to Purchase, Chesapeake today accepted for purchase all Notes validly tendered in the Tender Offer as of 5:00 p.m., New York City time, on April 23, 2014 (such date and time, the “Early Tender Date”).

The Tender Offer is being made pursuant to an Offer to Purchase and a related Letter of Transmittal, each dated April 10, 2014, which set forth a more detailed description of the terms and conditions of the Tender Offer.

Notes	CUSIP/ISIN Numbers	Principal Amount Outstanding	Early Tender Results
9.50% Senior Notes due 2015	165167CD7/ US165167CD78	$1,264,697,000	$945,908,000

The column in the table above entitled “Early Tender Results” shows the aggregate principal amount of Notes that were validly tendered in the Tender Offer as of the Early Tender Date. Holders of Notes that were validly tendered at or prior to the Early Tender Date received the Total Consideration, as set forth in the Offer to Purchase, which included the Early Tender Premium of $30.00 per $1,000 in principal amount of Notes, plus accrued and unpaid interest on the Notes from the last interest payment date to, but not including, the settlement date for Notes tendered at or prior to the Early Tender Date. The Total Consideration with respect to the Notes has not been changed.

The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on May 7, 2014 unless it is extended or earlier terminated (such date and time as it may be extended, the “Expiration Date”). Holders who have not already tendered Notes may continue to do so at any time prior to the Expiration Date. Such holders will receive in cash, for each $1,000 in principal amount of Notes tendered, the Purchase Price set forth in the Offer to Purchase, which does not include the Early Tender Premium, plus accrued and unpaid interest on the Notes from the last interest payment date to, but not including, the settlement date for Notes tendered after the Early Tender Date but prior to the Expiration Date. The Purchase Price with respect to the Notes has not been changed. Tendered Notes may no longer be withdrawn, except to the extent that Chesapeake is required by law to provide additional withdrawal rights.

Settlement of Notes that are validly tendered and accepted for purchase after the Early Tender Date but before the Expiration Date will promptly follow the Expiration Date. Chesapeake currently anticipates that the settlement date will occur on or about May 8, 2014 (such date being subject to change without prior notice).

Chesapeake has retained Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. as the dealer managers for the Tender Offer. D.F. King & Co., Inc. has been retained as the tender agent and information agent for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: Morgan Stanley & Co LLC at (800) 624-1808 (U.S. toll free) or (212) 761-1057 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (U.S. toll free) or (212) 723-6106 (collect).

CHESAPEAKE CONTACTS: Gary T. Clark, CFA (405) 935-8870 ir@chk.com	MEDIA CONTACTS: Gordon Pennoyer (405) 935-8878 media@chk.com	CHESAPEAKE ENERGY CORPORATION 6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Requests for documents and questions regarding the tender of Notes may be directed to D.F. King & Co, Inc. at the address, telephone numbers and email address set forth below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Krystal Scrudato

Banks and brokers call collect: (212) 269-5550

All others call toll-free: (800) 697-6975

Email: chk@dfking.com

None of Chesapeake, its board of directors, the dealer managers or the tender agent and information agent makes any recommendation that you tender or refrain from tendering all or any portion of the principal amount of your Notes, and no one has been authorized by any of them to make such a recommendation.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Tender Offer is being made solely by means of the Offer to Purchase and the related Letter of Transmittal. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Chesapeake by the dealer managers or one or more registered brokers or dealers under the laws of such jurisdiction.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 10th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events, including the expected consummation of the Tender Offer. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties (including those stated in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2013), and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information, except as required by applicable law.

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